Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated November 27, 2020 in Post-Effective Amendment No. 86 to the Registration Statement of Transparent Value Trust (Form N-1A; File No. 333-159992) on the financial statements and financial highlights of each of the series constituting Transparent Value Trust included in the Annual Report to shareholders for the year ended September 30, 2020.
/s/ Ernst & Young LLP

Tysons, Virginia
January 28, 2021